Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: David Humphrey	Media Contact: Kathy Fieweger
Title: Vice President — Investor Relations	Title: Chief Marketing Officer
Phone: 479-785-6200	Phone: 479-719-4358
Email: dhumphrey@arcb.com	Email: kfieweger@arcb.com

ArcBest Corporation Announces Retirement of ABF Freight President

FORT SMITH, Arkansas, October 16, 2014 — ArcBest Corporationsm (Nasdaq: ARCB) today announced that Roy M. Slagle, ABF Freight System, Inc. President and Chief Executive Officer, has retired as of Wednesday, October 15, after 37 years of service with the company.

Slagle is being succeeded as ABF Freightsm President by Tim Thorne, who most recently served as VP — Linehaul Operations, effective immediately. A 24-year veteran of ABF Freight, Thorne brings a strong background in operations and field management to help lead the company into its next era of success. ABF Freight, one of the nation’s premier providers of less-than-truckload shipping, celebrated its 90th anniversary in 2013.

“Roy’s retirement is well-deserved after nearly four decades at ABF Freight,” said ArcBest President and Chief Executive Officer Judy R. McReynolds. “Over the years, Roy has helped guide ABF Freight through numerous challenges and successes. We wish him and his wife Karen all the best as they enjoy the fruits of retirement.”

Prior to becoming president of ABF Freight, Slagle served as Senior Vice President of Sales and Marketing of ABF Freight. He also served as Vice President — Administration and Treasurer, Vice President and Treasurer, and Regional Vice President of Sales. His early years with the company included a variety of field operations positions in Ohio and Pennsylvania.

Thorne joined ABF Freight in Orlando, Florida, in 1990 after serving as a captain in the U.S. Army. He managed several branches including Florence and Decatur, Alabama; Nashville, Tennessee; and Carlisle, Pennsylvania. Until 2013 he was Regional Vice President of Operations based in the Salt Lake City, Utah area.

“I speak for all the ArcBest companies when I welcome Tim into his new role at ABF Freight,” McReynolds said. “Tim is a highly regarded leader with a strong customer focus and deep knowledge of our freight operations across the country. As we look for ways to better serve our customers and deliver easily accessible solutions for all their supply chain needs, I am confident Tim will work tirelessly to ensure the ABF Freight experience exceeds their expectations.”

Tim holds a Bachelor of Business Administration from the University of Oklahoma and a Master of Business Administration from the University of North Alabama. He serves on the United Way of Fort Smith board of directors and the Regional Intermodal Transportation Authority executive board.

About ABF Freight

ABF Freightsm operates the core less-than-truckload network for North American shippers of all sizes who value quality and an exceptional experience. Our customers know we’ll find a way to deliver superior regional and long-haul LTL solutions, including best-in-class trade show, white glove, expedited and time-critical services. With easy access through a single point of contact to a broad array of logistics services at our sister companies, we meet all supply chain needs.

About ArcBest

ArcBest CorporationSM (Nasdaq: ARCB) solves complex logistics and transportation challenges. Our companies and brands — ABF FreightSM, ABF LogisticsSM, Panther Premium LogisticsSM, FleetNet America®, U-Pack® and ArcBest Technologies — apply the skill and the will with every shipment and supply chain solution, household move or vehicle repair. ArcBest finds a way.

For more information, visit arcb.com, abf.com, pantherpremium.com, fleetnetamerica.com and upack.com. ArcBest CorporationSM. The Skill & The WillSM.

Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would” and similar expressions and the negatives of such terms are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on us.

Although management believes that these forward-looking statements are reasonable, as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and management’s present expectations or projections. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic conditions and related shifts in market demand that impact the performance and needs of industries served by ArcBest Corporation’s subsidiaries and/or limit our customers’ access to adequate financial resources; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; relationships with employees, including unions; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer pension plans; competitive initiatives, pricing pressures, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates and the inability to collect fuel surcharges; availability of fuel; default on covenants of financing arrangements and the availability and terms of future financing arrangements; availability and cost of reliable third-party services; disruptions or failures of services essential to the operation of our business or the use of information technology platforms in our business; timing and amount of capital expenditures, increased prices for and decreased availability of new revenue equipment and decreases in value of used revenue equipment; future costs of operating expenses such as maintenance and fuel and related taxes; self-insurance claims and insurance premium costs; governmental regulations and policies, including environmental laws and regulations; potential impairment of goodwill and intangible assets; the impact of our brands and corporate reputation; the cost, timing and performance of growth initiatives; the cost, integration and performance of any future acquisitions; the costs of continuing investments in technology, a failure of our information systems and the impact of cyber incidents; weather conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s Securities and Exchange Commission public filings.

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